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                                                                     EXHIBIT 5.2
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
Internal Revenue Service                                                     Department of the Treasury

Plan  Description: Prototype Non-standardized Profit Sharing Plan with CODA
FFN:  5933493220I-084 Case: 9101748  EIN: 95-3162623
BPD:  01 Plan: 004 Letter Serial No: D358313a                                Washington, DC 20224

                                                                             Person to Contact: Mr. Welty
    CALIFORNIA CENTRAL TRUST BANK CORP
                                                                             Telephone Number: (202) 566-4111

    15253 BAKE PARKWAY
                                                                             Refer Reply to:     E;EP:0:2
    IRVINE    CA    92718
                                                                             Date:               05/24/91
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Dear Applicant:

In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

You must furnish a copy of this letter to each employer who adopts this plan. You are also required to send a copy of the approved form of the plan, any approved amendments and related documents to each Key District Director of Internal Revenue Service in whose jurisdiction there are adopting employers.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer's plan qualifies under Code section 401(a). Therefore, an employer adopting the form of the plan should apply for a determination letter by filing an application with the Key District Director of Internal Revenue Service on Form 5387, Short Form Application for Determination for Employee Benefit Plan.

If you, the sponsoring organization, have any questions concerning the IRS processing of this case, please call the above telephone number. This number is only for use of the sponsoring organization. Individual participants and/or adopting employers with questions concerning the plan should contact the sponsoring organization. The plan's adoption agreement must include the sponsoring organization's address and telephone number for inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.


                              Sincerely yours,

                              /s/ [ILLEGIBLE]

                              Chief, Employee Plans Qualifications Branch